Not For Immediate Release
Company Contact:
Steven A. Shallcross
Senior Vice President & CFO
Vanda Pharmaceuticals Inc.
(240) 599-4500
steven.shallcross@vandapharma.com
Vanda Pharmaceuticals Declares Dividend Distribution
of Preferred Stock Purchase Rights
ROCKVILLE, MD. – September 25, 2008 – Vanda Pharmaceuticals Inc. (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders,  announced today that the Board of Directors of Vanda Pharmaceuticals Inc. (the “Company”) declared a dividend distribution of one Preferred Share Purchase Right (a “Right”) on each outstanding share of its Common Stock. Each Right will initially entitle stockholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company, at an initial exercise price of $6.00, in the event the Rights become exercisable. In general, the Rights will become exercisable if a person or group becomes the beneficial owner of 15% or more of the outstanding voting power of the Common Stock of the Company or announces a tender offer for 15% or more of the outstanding voting power of the Common Stock. The Board of Directors will in general be entitled to redeem the Rights at one cent per Right at any time before the triggering ownership threshold is crossed.
The Rights are not being distributed in response to any specific effort to acquire the Company. The Rights are designed to assure that all stockholders of the Company receive fair and equal treatment in the event of any proposed takeover of the Company, to guard against two-tier or partial tender offers, open market accumulations and other tactics designed to gain control of the Company without paying all stockholders a fair price, and to enhance the Board’s ability to negotiate with a prospective acquiror.
In the event that the Rights become exercisable, each Right will entitle its holder to purchase, at the Right’s exercise price, a number of shares of Common Stock or equivalent securities having a market value at that time of twice the Right’s exercise price. Rights held by the triggering person will become void and will not be exercisable to purchase shares at the reduced purchase price.
The dividend distribution will be payable on October 25, 2008 to stockholders of record as of the close of business on October 6, 2008. The Rights will expire in ten years. The Rights distribution is not taxable to stockholders.

ABOUT VANDA PHARMACEUTICALS INC.:
Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this release are “forward-looking statements” under the securities laws.  Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” and “could,” and similar expressions or words, identify forward-looking statements.  Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties.  Vanda is at an early stage of development and may not ever have any products that generate significant revenue.  Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: delays in the completion of Vanda’s clinical trials; a failure of Vanda’s product candidates to be demonstrably safe and effective; Vanda’s failure to obtain regulatory approval for its products or to comply with ongoing regulatory requirements; a lack of acceptance of Vanda’s product candidates in the marketplace, or a failure to become or remain profitable; Vanda’s inability to obtain the capital necessary to fund its research and development activities; Vanda’s failure to identify or obtain rights to new product candidates; Vanda’s failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; a loss of any of Vanda’s key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda’s products under its license and sublicense agreements and other factors that are described in the “Risk Factors” section (Part II, Item 1A) of Vanda’s quarterly report on Form 10-Q for the quarter ended June 30, 2008 (File No. 000-51863).  In addition to the risks described above and in Part II, Item 1A of Vanda’s quarterly report on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results.  There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda.  Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein.  Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf.  The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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SOURCE Vanda Pharmaceuticals Inc.
9/25/2008
CONTACT: Steven A. Shallcross, Senior Vice President, Chief Financial Officer of Vanda
Pharmaceuticals Inc., +1-240-599-4500
Web site: http://www.vandapharma.com

(VNDA)
CO: Vanda Pharmaceuticals Inc.